  EXHIBIT 4.1

July 7, 2026

U.S. Securities and Exchange Commission

Washington, DC 20549

Ladies and Gentlemen:

We have read the statements made by Iron Bridge Mortgage Fund, LLC pursuant to Item 4.01 of the Current Report on Form 1-U dated July 7, 2026, which we understand will be filed with the Securities and Exchange Commission. We agree with the statements concerning our Firm in such Form 1-U.

 Sincerely,

/s/ CliftonLarsonAllen LLP, who acquired Perkins & Company PC effective July 1, 2026.